Sound Federal Bancorp and Peekskill Financial Corporation Agree to
Merge

     MAMARONECK, N.Y. and PEEKSKILL, N.Y.--(BUSINESS WIRE)--February 17, 2000--Sound Federal Bancorp (Nasdaq National Market: "SFFS") ("Sound Federal" or the "Company"), the holding company for Sound Federal Savings and Loan Association (the "Bank"), and Peekskill Financial Corporation (Nasdaq National
Market: "PEEK") ("Peekskill"), announced today that they have signed a definitive merger agreement to combine their institutions. As part of the transaction, Peekskill shareholders will receive $22 per share in cash which represents 149% of Peekskill's book value per share and 26 times Peekskill's trailing four quarters diluted earnings per share. The deal is valued at approximately $41.7 million, including the "in-the-money" portion of outstanding stock options. Sound Federal anticipates that the transaction will be accretive to earnings within the first year and will be accretive to cash earnings per share immediately. Sound Federal currently has three branch locations in Westchester County and one each in Rockland County, New York and Fairfield County, Connecticut. Peekskill, through its subsidiary, First Federal Savings Bank, operates three branches in Northern Westchester County and has total assets of $212.7 million and total deposits of $152.7 million. On a pro-forma basis, Sound Federal will have approximately $500.0 million in assets and $420.0 million in deposits.

     Bruno J. Gioffre, Sound Federal's Chairman of the Board commented, "This transaction enables us to grow our franchise by extending our market area to Northern Westchester County - an area we are familiar with and an area in which we already have some lending activity. Most importantly, we believe this transaction will be accretive to earnings by the end of the first year and will be accretive to cash earnings immediately. This merger also allows us to leverage the capital that was raised in our common stock offering in 1998. Sound Federal and First Federal have similar franchises and that will make this transition an easy one. We both use the same data processing service bureau and our products and services are closely matched. In addition, we currently advertise in media that cover the Northern Westchester area so we can leverage our marketing dollars very effectively. The Northern Westchester area is a fast growing region and Peekskill's branch locations provide us with a platform to extend our reach into Southern Putnam county - another rapidly growing market. I believe that the Board and Management of Peekskill have done a great job for their stockholders, customers and employees and I would like to thank them for this opportunity to continue to do the same for ours."

     Richard P. McStravick, the Company's Chief Executive Officer, added, "Sound Federal Savings has operated in Westchester County as a thrift institution for over 109 years. Our operating philosophy has always been that we are small enough to know your name and big enough to fill your needs. With the help of Peekskill's Board of Directors, management and employees, we can continue to provide the level and quality of service that their customers expect. Our goal is to make this transition transparent to our new customers. As always, I would like to thank all of our customers- new and existing- for allowing us to be your bank."

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     Eldorus Maynard,  Peekskill's Chairman and Chief Executive Officer, stated,
"This transaction is a win-win-win situation. Our stockholders are getting an excellent price, $22 per share is an 83% increase over yesterday's closing price. Sound Federal is leveraging its excess capital on a deal which is expected to be accretive to earnings by the end of the first year, and customers of both companies will have access to additional services in more locations. Sound's conservative approach and customer oriented management style will enable the new entity to continue our community bank atmosphere. We look forward to being a part of Sound Federal's organization."

     The Company expects to complete the acquisition in the third calendar quarter of 2000.

     This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company, the Bank and Peekskill. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include (i) the effect that an adverse movement in interest rates could have on the Bank's net interest income, (ii) customer preferences, (iii) national and local economic and market conditions, (iv) higher than anticipated operating expenses and (v) a lower level of or higher cost for deposits than anticipated. The Company disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

Contact:

Peekskill Financial Corporation
For further information contact:
William J. LaCalamito
President
(914) 737-2777
or
Sound Federal Bancorp
For further information contact:
Anthony J. Fabiano
Vice President & Chief Financial Officer
(914) 698-6400